Exhibit 10.1

STOCK OPTION AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc.

2008 Incentive Compensation Plan

Stock Option Award Notice under the United Continental Holdings, Inc. 2008 Incentive Compensation Plan, dated as of «Grant_Month» «Grant_Day», «Grant_Year», between United Continental Holdings, Inc., a Delaware corporation (the “Company”), and «First» «Last».

This Stock Option Award Notice (this “Award Notice”) sets forth the terms and conditions of an award of options to purchase «Option_Shares» (the “Award”) of the Company’s common stock, par value $0.01 per share (“Shares”), at a price per Share of $«Exercise_Price» (the “Exercise Price”), that are subject to the terms and conditions specified herein (the “Options”) and that are granted to you under the United Continental Holdings, Inc. 2008 Incentive Compensation Plan (the “Plan”). The Options are not intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Cause” shall have the meaning set forth in the severance plan of United Continental Holdings, Inc. applicable to the recipient of this Award, as in effect on the date hereof.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Options may become fully vested and exercisable, as provided in Section 3(a) of this Award Notice.

SECTION 3. Vesting and Exercise. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Options that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Options may be exercised, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion, provided further that, in the event of your Termination of Employment by reason of death or Disability, all outstanding Options shall immediately become fully vested and immediately exercisable.

Vesting Date	Percentage That Vests	Number of Options That Vest

(b) Exercise of Options. Options, to the extent that they have vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the administrator of the Company’s equity compensation programs of (i) a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Shares with respect to which the Options are thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Options are thereby exercised, in accordance with Section 3(c) of this Award Notice. The notice shall be signed by you or any other person then entitled to exercise the Options. The Company may also establish procedures for you to provide notice of exercise through a third party administrator. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, the Company shall deliver to you or your legal representative one Share for each Option with respect to which you have exercised and paid.

(c) Payment. No Shares shall be delivered pursuant to the exercise of the Option until payment in full of the aggregate Exercise Price is received by the Company, and you have paid to the Company (or the Company has withheld in accordance with Section 6 of this Award Notice)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made, as elected by you, either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii).

«Last» ICP NQ «Grant_Month»«Grant_Day», «Grant_Year»

(d) Expiration of Options. Notwithstanding any provision of the Plan or this Award Notice, unless the Committee determines otherwise, in the case of unexercised Options that have become vested prior to your Termination of Employment, such Options will expire (i)              following your Termination of Employment as a result of death or Disability, (ii)              following your Termination of Employment as a result of Retirement, (iii) immediately upon your Termination of Employment for Cause or (iv)              following your Termination of Employment for any reason other than death, Disability, Retirement or Cause; provided that all Options will automatically expire on the              anniversary of the date of this Award Notice. For the avoidance of doubt, if the expiration date specified in the immediately preceding sentence is not a business day, then the Options will expire on the last business day immediately preceding such expiration date.

SECTION 4. Forfeiture of Options. Unless the Committee determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice or Section 8 of the Plan regarding Change of Control, if any Options awarded to you pursuant to this Award Notice have not become vested and exercisable prior to your Termination of Employment, your rights with respect to such Options shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Non-Transferability of Options. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, during your lifetime the Options shall be exercisable only by you, or, if permissible under applicable law, by your legal guardian or representative, and no Option (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 6. Withholding. The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance. You may elect to satisfy your obligations to advance the applicable withholding taxes by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the applicable withholding taxes; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the applicable withholding taxes; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). [Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the applicable withholding taxes.] Any fraction of a Share which

«Last» ICP NQ «Grant_Month»«Grant_Day», «Grant_Year»

would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you. No Share or certificate representing a Share shall be issued or delivered until the applicable withholding taxes have been satisfied in full.

SECTION 7.

(a) Consents. Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party record keeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(b) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10. Amendment of this Award Notice. The provisions of this Award Notice may be amended or waived only by the written agreement of the Company and you.

«Last» ICP NQ «Grant_Month»«Grant_Day», «Grant_Year»